SECURITIES AND EXCHANGE COMMISSION

                     Washington, D. C.  20549


                             FORM 8-K


                          CURRENT REPORT


              Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934



Date of Report (Date of earliest event reported): December 31, 1996


                   FLORIDA GAMING CORPORATION
        (Exact name of registrant as specified in charter)


   Delaware                0-9099                  59-1670533
(State or other          (Commission              (IRS Employer
jurisdiction of          File Number)             Identification
incorporation)                                    No.)


1750 South Kings Highway
Fort Pierce, Florida                                   34945-3099
(Address of principal executive offices)               (Zip code)


Registrant's telephone number, including area code: (407) 464-7500


                         Not Applicable
                 (Former name or former address,
                  if changed since last report.)

             INFORMATION TO BE INCLUDED IN THE REPORT

Item 2.   Acquisition or Disposition of Assets.

      As set forth in its Current Report on Form 8-K dated November 25,
1996, Florida Gaming Corporation (the "Registrant") entered into an Assets Purchase Agreement dated as of November 20, 1996 (the "Agreement") between the Registrant, Florida Gaming Centers, Inc. (the "Subsidiary"), and WJA Realty Limited Partnership (World Jai-Alai)("WJA"), pursuant to which the Subsidiary (a wholly owned subsidiary of Registrant) agreed to acquire all of the tangible and intangible properties and assets owned by WJA. Upon the terms and subject to the conditions set forth in the Agreement, on December 31, 1996, with an effective date of January 1, 1997, the Registrant acquired WJA's jai-alai and inter-track wagering facilities located in Miami, Tampa and Ocala, Florida. The assets acquired have been combined with the Registrant's Ft. Pierce Jai-Alai and Inter-Track Wagering operations into the Subsidiary.

     Following is a brief description of the three jai-alai and inter-track wagering facilities acquired:


                                       Size of      Number
                          Number      Building     of Gaming
          Location       of Acres      Sq. Ft.       Seats*

           Miami          25.50        165,000       4389

           Tampa          34.21        114,000       3500

           Ocala          47.98         63,000       1774
                         ______        _______       ____
           Totals        107.69        342,000       9663*

     *These figures do not include up to approximately 1,000 future gaming positions that are expected to result from the proposed addition of cardrooms.

     The consideration for the acquisition included (i) the cancellation of WJA's bank notes and related obligations recently acquired by the Registrant from the Bank of Oklahoma, NA, (ii) the retention by WJA of 200,000 shares of the Registrant's common stock owned by WJA, and (iii) a profit sharing arrangement described in more detail below. The Registrant assumed all liabilities of WJA arising in the ordinary course of the business, subject to certain limitations and exceptions. The Registrant also assumed the principal amount outstanding under a $500,000 promissory note owed to Wheeler-Phoenix, Inc., with the terms amended to provide for repayment of principal over a ten year period following the closing in equal annual installments and an annual interest rate of 6%.

     The profit sharing arrangement is based on the Subsidiary's net profits, as defined, before income taxes. The Company will pay WJA 20% of the cumulative net profits of the Subsidiary for each of the ten full calendar years 1997 through 2006, subject to a cumulative $1,000,000 per year cap described below. The cumulative $1,000,000 cap is equal to the product of $1,000,000 multiplied by the number of years in the ten-year period completed, minus the sum of all amounts previously paid under the 20% profit sharing arrangement. In addition, if the Subsidiary has net profits in any calendar year during the ten-year period in excess of $5,000,000, but does not receive a 20% payment on the entire amount because of the cumulative $1,000,000 per year cap, the Subsidiary shall pay WJA 5% of the portion of the net profits on which the 20% payment is not made. No net profit payments will be due for any year after the ten year period. If during the ten year period, the Subsidiary disposes of any of its significant assets or operations, then WJA would be entitled to receive an amount equal to ten percent of the Subsidiary's gain, if any, on the disposition.

        It is anticipated that two principals of WJA, Roger M. Wheeler, Jr. and Richard P. Donovan, will be named to the Registrant's Board of Directors. In addition, Mr. Wheeler has entered into a ten-year consulting agreement with the Subsidiary, with annual compensation of $100,000 during the first five years of the agreement and annual compensation of $50,000 during the second five years of the agreement. Mr. Donovan has entered into a five-year consulting agreement with the Subsidiary, with annual compensation of $240,000, plus certain benefits.

        The terms of the transaction were determined through arm's-length negotiations between the Registrant and WJA.

        The foregoing description of the transaction is qualified in its entirety by the express terms of the Agreement which is filed as Exhibit 10.1 to the Registrant's Current Report on Form 8-K dated November 25, 1996 and incorporated herein by reference as Exhibit 2.1.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

     (a) The financial statements required by this Item are not available at the time of this filing; the Registrant expects to file with the Commission the financial statements required no later than March 17, 1997.

     (b) The pro forma financial information required by this Item is not available at the time of this filing; the Registrant expects to file with the Commission the pro forma financial information required no later than March 17, 1997.

     (c)  Exhibits.

          Exhibit 2.1 -- Assets Purchase Agreement dated as of November 20, 1996 between the Registrant, Florida Gaming Centers, Inc., and WJA Realty Limited Partnership (World Jai-Alai), as incorporated by reference to Exhibit 10.1 of the Registrant's Current Report on Form 8-K dated November 25, 1996 [File No. 0-9099]. Omitted from this Exhibit, as filed, are the schedules and annexes as referenced in the Agreement. The Registrant will furnish supplementally a copy of any such schedules and annexes to the Commission upon request.



                          SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                        FLORIDA GAMING CORPORATION



                        By /s/ Timothy L. Hensley

                          Timothy L. Hensley
                          Executive Vice President,
                          Treasurer
                          and Chief Financial Officer

                          Date: January 14, 1997